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                     [Thompson Hine & Flory LLP Letterhead]




                                                                     Exhibit 5.1


December 22, 1998


GEO Specialty Chemicals, Inc.
28601 Chagrin Boulevard, Suite 210
Cleveland, Ohio 44122


Dear Sirs:

         We have acted as counsel to GEO Specialty Chemicals, Inc., an Ohio corporation ("GEO"), in connection with the preparation by GEO of a Registration Statement on Form S-1, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, relating to $120 million aggregate principal amount of its 10 1/8% Senior Subordinated Notes due 2008 (the "Offered Notes") to be offered in exchange for a like principal amount of its outstanding 10 1/8% Senior Subordinated Notes due 2008 (as the same may be amended, the "Registration Statement"). The Offered Notes will be issued pursuant to an Indenture, dated as of July 31, 1998 (the "Indenture"), by and between GEO and Chase Manhattan Trust Company, National Association, as the trustee (the "Trustee").

         In rendering this opinion, we have examined copies of the Indenture, the form of the Offered Notes set forth in the Indenture and such other documents as we have deemed necessary or appropriate to render this opinion. In our examination we have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies; the authenticity of the originals of such copies; the due authorization, execution, acknowledgment and delivery by all parties thereto of all documents examined by us; and the power and authority of the parties to the documents examined by us to enter into and perform the obligations of such party thereunder. As to questions of fact not independently verified by us we have relied, to the extent we have deemed appropriate, upon representations and certificates of officers of GEO, public officials and other appropriate persons. We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We express no opinion with respect to compliance with state securities laws or with respect to any state or federal law relating to fraudulent conveyance.

         Based upon the foregoing and subject to the qualifications, exceptions and limitations set forth herein, we are of the opinion that, when (i) the agreements, documents and certificates that are required to be executed and delivered pursuant to, or are contemplated by, the Indenture upon the issuance of the Offered Notes have been executed and delivered by the





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applicable parties, (ii) the Offered Notes have been duly executed, authenticated and delivered in accordance with the Indenture, and (iii) one or more global certificates in definitive, fully registered form has been delivered by GEO to the Trustee and deposited by the Trustee with, and accepted by, The Depository Trust Company, the Offered Notes will be legally issued, fully paid and non-assessable and will constitute the legally valid and binding obligations of GEO, except as may be limited by (a) bankruptcy, reorganization, insolvency or other similar laws of general application affecting the rights and remedies of creditors and secured parties and (b) the discretion of the courts in applying equitable principles.

         To the extent that the obligations of GEO under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid, binding and enforceable obligation of the Trustee; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite corporate and legal power and authority to perform its obligations under the Indenture.

         The opinions expressed in this letter are limited to the matters set forth herein and no other opinions should be inferred beyond the matters expressly stated. We assume no obligation to revise or supplement this opinion in the event of any amendment, supplement or other modification of the Indenture or any other agreement, document or certificate executed and delivered in connection with the issuance of the Offered Notes, or upon a change in any of the laws of the United States or any jurisdiction thereof by legislative action, judicial decision or otherwise.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ THOMPSON HINE & FLORY LLP

Thompson Hine & Flory LLP